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                            CONSENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Zebra Technologies Corporation:


We consent to incorporation by reference in the registration statements on Form S-8 of Zebra Technologies Corporation of our report dated June 23, 1998, relating to the statements of net assets available for benefits of the Zebra Technologies Corporation Profit Sharing and Savings Plan as of December 31, 1996 and 1997, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1997 report on Form 11-K of the Zebra Technologies Corporation Profit Sharing and Savings Plan.

                                                       /s/KPMG Peat Marwick LLP


Chicago, Illinois
July 9, 1998